Exhibit 99.1

Glori Energy Announces New Chairman of the Board

HOUSTON, June 30, 2015 -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO System, today announced the election of Director Mark Puckett as new Chairman of the Board. Mr. Puckett succeeds John U. Clarke, who is resigning effective June 29 from Glori’s Board after four years of service to focus on other business commitments.

“We are very grateful to John for his service to Glori over the last four years. He provided strong guidance as Glori expanded its scope and transitioned to a publicly traded company,” said Stuart Page, President and Chief Executive Officer.

“Mark’s extensive career in oil and gas upstream operations, combined with his expertise in new energy technology has been a tremendous asset for Glori,” added Page. “We welcome his leadership as we look to accelerate our growth through acquisition of oil fields that can be enhanced by deployment of our AERO technology.”

Mr. Mark Puckett has served as a member of Glori’s board since April 2011. He began his career at Chevron Corporation in 1973 and served in a variety of positions of increasing responsibility in exploration and production before retiring as President of Chevron’s Energy Technology Company in 2008, where he was responsible for managing the company’s technology resources across all business segments. He is a member of the Society of Petroleum Engineers and the Dean’s Advisory Council, College of Engineering at Texas A&M University. Mr. Puckett also serves on the board of directors of Concho Resources and is involved in private investments.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

Glori Energy Contact

Victor M. Perez

Chief Financial Officer

713-237-8880

ir@glorienergy.com

Investor Relations Counsel

Lisa Elliott/ Anne Pearson

Dennard-Lascar Associates

713-529-6600

lelliott@DennardLascar.com

apearson@DennardLascar.com

Media Contact

Meredith Frazier

BIGfish Communications for Glori Energy

513-402-8833

Meredith@bigfishpr.com

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